EXHIBIT 11. COMPUTATION OF EARNINGS PER COMMON SHARE
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FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE (in thousands, except per share amounts; unaudited) (A)
For the years ended December 31,                                  1999         1998         1997
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
NET INCOME:
Net income per consolidated income statements              $   273,342  $   247,680  $   215,274
Subtract dividend requirement of preferred stock                    27           28           30
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NET INCOME APPLICABLE TO COMMON STOCK (BASIC)                  273,315      247,652      215,244
Add dividend requirement of preferred stock                         27           28           30
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 NET INCOME DILUTED                                        $   273,342  $   247,680  $   215,274
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EARNINGS PER COMMON SHARE BASIC                            $      1.42  $      1.32  $      1.18
EARNINGS PER COMMON SHARE DILUTED                                 1.38         1.28         1.14
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SHARES OUTSTANDING (AVERAGE):
Common shares                                                  194,863      189,246      185,171
Treasury shares                                                 (2,124)      (1,674)      (2,931)
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COMMON SHARES BASIC (AVG)                                      192,739      187,572      182,240
Common share equivalents for options                             4,931        5,882        6,089
Preferred share equivalents                                        364          386          410
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COMMON SHARES DILUTED (AVG)                                    198,034      193,840      188,739
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
(A) Earnings per common share diluted were computed assuming that all
    outstanding shares of preferred stock     were converted into common
    stock on the basis of 41.00625 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.
    Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these computations.
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